CLIFFS

Q2 2014 Earnings

July 24, 2014

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand , increases in supply and any slowing of the economic growth rate in China; a currently pending proxy contest and any other actions of activist shareholders; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to cost-effectively achieve planned production rates or levels; changes in sales volume or mix; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the impact of price-adjustment factors on our sales contracts; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to development projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with leasehold interests, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission (the "SEC"). The information contained herein speaks as of the date of this presentation and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this presentation.

Important Additional Information

Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs' shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs filed a definitive proxy statement with the SEC on June 10, 2014 in connection with any such solicitation of proxies from Cliffs' shareholders. CLIFFS' SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs' shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014, as amended and filed with the SEC on April 30, 2014, and Cliffs' definitive proxy statement on Schedule 14A, filed with the SEC on June 10, 2014. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.

CLIFFS' EXECUTIVE MANAGEMENT



Gary Halverson

President & Chief Executive Officer



Terry Paradie

Executive Vice President & Chief Financial Officer



Kelly Tompkins

Executive Vice President, External Affairs & President - Global Commercial

CLIFFS

SECOND-QUARTER HIGHLIGHTS

Q2 CONSOLIDATED RESULTS

Capital Spending **Reduced** by **77%** to **$61 Million**

SG&A and Exploration Expenses **Down 24%**[1]

20% **Increase** in **Liquidity** Compared to the Prior Year

SECOND-QUARTER RESULTS DISPLAY A CONTINUED FOCUS COST REDUCTION AT ALL LEVELS OF THE ORGANIZATION

Q2 SEGMENT RESULTS

ECIO & APIO **Reduced** Full-year Cash Cost Outlook

Year-over-Year **Decreased Costs** **in all businesses**

Bloom Lake Record Sales of **2.0 MT**

[1]Excludes $5 million in severance-related expenses and $4 million in proxy-contest-related expenses.

CLIFFS

MACRO CONSIDERATIONS

- Chinese demand for steelmaking raw materials has remained strong, as crude steel production has increased 3% year-over-year.

- Additional supply has outpaced broader demand for these materials, resulting in pricing volatility in both iron ore and coal markets.

- Demand from the world's largest consumer of iron ore is expected to remain healthy, as China's GDP is currently growing at 7.5% and policies look set to support this growth.



IRON ORE BENCHMARK PRICE[1]
(62% FE FINES PER DMT C.F.R. CHINA)


$126
$133
$135
$120
$103
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014

[1] Platts IODEX Iron ore fines 62% Fe ($/dmt) C.F.R China

CLIFFS

U.S. IRON ORE

- Sales volume for the quarter was 4.3 million tons, down 24%, primarily driven by the lingering effects of the harsh winter and the delayed shipping season.

- Cliffs' sales and production volume is revised to 22 million tons from its previous expected range of 22 – 23 million tons.

- Cliffs shipped 3 million tons in the month of June and July shipments to date have been strong.



U.S. IRON ORE EXPECTED FULL-YEAR 2014 SALES VOLUME OF 22 MILLION TONS

EASTERN CANADIAN IRON ORE

- Bloom Lake Mine achieved record sales volume of 2.0 million tons.

- Cash cost per ton declined 24% from the year-ago quarter to $87 from $114, largely as a result of the absence of Wabush Mine's higher-cost production.

- Bloom Lake's new mine plan has led to an improved life-of-mine strip ratio of approximately 0.86 from 1.30.



EASTERN CANADIAN IRON ORE EXPECTED FULL-YEAR 2014 SALES VOLUME OF 7 MILLION TONS

CLIFFS

BLOOM LAKE MINE PLAN

STRIP RATIO - BLOOM LAKE MINE
(WASTE REMOVE TO ORE MINED)


0.95
1.18
2.36
2.34
2.09
1.63
1.03
0.96
Q1
Q2
Q3
Q4
Q1
Q2
Q3E
Q4E
2013
2014E

STRIP RATIO IS ONE OF THE MOST SIGNIFICANT COST DRIVERS

- Reserves associated with higher stripping requirements were removed from the long-term mine plan
- Steepening of open-pit walls and new block modeling analysis has substantially improved long-term strip ratio

QoQ Contractor Hours[2] ↓ **34%**

Purchasing controls have driven a nearly **$110 million**[1]**, or 80%, decline** in open orders from the prior quarter

QoQ Employee Hours[2] ↓ **17%**

Improved site administration services

Leased housing **eliminated**

GARY HALVERSON IS LEADING OPERATIONAL IMPROVEMENTS THAT ARE EXPECTED TO DRIVE LOWER COSTS AND HIGHER PRODUCTION VOLUME

[1] Decline from March 14, 2014 to June 20, 2014
[2] Represents the decrease in hours from Q1 2014 to Q2 2014

ASIA PACIFIC IRON ORE

- Sales volume declined from 3.0 million tons in the year-ago quarter to 2.9 million tons, due to the timing of shipments.

- Cash cost per ton continued to decline, from $64 in the year-ago quarter to $53—a 16% decrease.

- This quarter marked the fifth-consecutive decline in cash cost per ton in Asia Pacific Iron Ore.



ASIA PACIFIC IRON ORE EXPECTED FULL-YEAR 2014 SALES VOLUME OF 11 MILLION TONS

NORTH AMERICAN COAL

- Sales volume decreased 2% to 2.0 million tons
- Cash cost per ton declined to $83 per ton compared to $88 per ton in the prior-year quarter
- Cliffs will continue to monitor the pricing environment and must see constructive pricing emerge before entering into discussions with customers for 2015 nominations.



NORTH AMERICAN COAL EXPECTED FULL-YEAR 2014 SALES VOLUME OF 7 MILLION TONS

SECOND-QUARTER 2014 TOTAL LIQUIDITY & LEVERAGE PROFILE

TOTAL LIQUIDITY[1]

($ IN BILLIONS)



$1.5
$1.6
$2.1
$1.9
$1.8
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014

Total **Liquidity** **$1.8B** › **20%** **Increase** year over year

NEW DEBT COVENANTS



10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
40%
35%
30%
25%
20%
15%
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Debt to Cap
EBITDA to Interest

Q2 2014 **Adjusted EBITDA[2]** **$195M**

TTM **EBITDA to Interest** **~6.0x**

Debt to Total Capital **<34%**

[1] *Source: Company Filings*
[2] *See Non-GAAP reconciliation in appendix*

CLIFFS

SECOND-QUARTER REVENUE-PER-TON RESULTS AND FULL-YEAR 2014 OUTLOOK

REVENUE-PER-TON RESULTS BY SEGMENT[1]



$107
$110
$87
$111
$80
$109
$73
$105
USIO
ECIO
APIO
NAC
Q2 2014
Q2 2013

- Year-over-year decreases primarily driven by 19% lower market pricing for iron ore and 30% lower market pricing for metallurgical coal.
- Revenues reflect the following premiums:
  - USIO Export pellet premium - $40 per ton
  - Bloom Lake quality premium - $9 per ton
  - APIO lump premium - $8 per ton

REVENUE-PER-TON OUTLOOK BY SEGMENT[1]

	REVENUE PER TON	SENSITIVITY PER TON (+/- $10)
USIO	$100 - $105	+/- $1
ECIO	$85 - $90	+/- $4
APIO	$85 - $90	+/- $5

- Realized revenue per ton and sensitivities are based on the average year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $112 per ton as of June 30, 2014, 7% lower than the previous price assumption of $120
- **United States Iron Ore** revenue-per-ton outlook remains unchanged, driven by the nature of long-term supply agreements with customers
- **Eastern Canadian Iron Ore** and **Asia Pacific Iron Ore** revenue-per-ton outlook reduced to $85 - $90 per ton driven by iron ore pricing
- **North American Coal** revenue-per-ton outlook reduced to $75 - $80 per ton, driven by lower metallurgical coal pricing

[1] U.S. Iron Ore (USIO) tons are reported in long tons. Eastern Canadian Iron Ore (ECIO) tons are reported in metric tons, F.O.B. Eastern Canada. Asia Pacific Iron Ore (APIO) tons are reported in metric tons, F.O.B. the port. North American Coal (NAC) tons are reported in short tons at the mine.

CLIFFS

SECOND-QUARTER CASH-COST-PER-TON[1] RESULTS AND FULL YEAR 2014 OUTLOOK

USIO



- Cash cost per ton was $67 in the second quarter, down about 1% from the second quarter of 2013.
- Decrease driven by the absence of idling costs, offset in part by higher energy and maintenance costs.

$65 - $70 per ton

ECIO



- Cash costs were $87 per ton, down 24% from the year-ago quarter.
- Absence of Wabush's higher-cost production and reduced Bloom Lake cash costs were the primary drivers.

$80 - $85 per ton

APIO



- 16% decline in cash cost per ton, from $64 in the prior year to $53 in the 2014 second quarter.
- Decline driven by operational improvements and favorable foreign exchange movements.

$55 - $60 per ton

NAC



- Excluding LCM adjustments of $7 per ton, second-quarter cash costs were $76 per ton—a decline of 14% from prior year.
- Decrease driven by increased production volume, reduced royalties and lower severance costs.

$85 - $90 per ton

FULL-YEAR 2014 CASH-COST-PER-TON OUTLOOK

[1] Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. USIO tons are reported in long tons. ECIO tons are reported in metric tons, F.O.B. Eastern Canada. APIO tons are reported in metric tons, F.O.B. the port. NAC tons are reported in short tons at the mine.

CLIFFS

CLIFFS

Q&A

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CLIFFS

Appendix

2014 OUTLOOK

FULL-YEAR SEGMENT EXPECTATIONS

	Sales Volume[1]	Revenues/ton[2]	Cash Cost/ton[7]	DD&A/ton
U.S. Iron Ore[3]	22	$100 - $105 (+/- $1)	$65 - $70	$5
Eastern Canada Iron Ore[4]	7	$85 - $90 (+/- $4)	$80 - $85	$23
Asia Pacific Iron Ore[5]	11	$85 - $90 (+/- $5)	$55 - $60	$14
North American Coal[6]	7	$75 - $80	$85 - $90	$16

FULL-YEAR OTHER CONSOLIDATED EXPECTATIONS

SG&A	Exploration	Capital Expenditures	Other	DD&A
$185 million	**$15 million**	**$275 - $325 million**	**$100 million** Wabush related	**$560 million**

[1] In millions of tons. [2] Realized revenue sensitivities based on average Mar. 31, 2014 year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $120. [3] U.S. Iron Ore tons are reported in long tons. [4] Eastern Canadian Iron Ore tons are reported in metric tons, F.O.B. Eastern Canada. [5] Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port. [6] North American Coal tons are reported in short tons at the mine. [7] Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton, which is a non-GAAP financial measure, that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

NON-GAAP RECONCILIATION – EBITDA AND ADJUSTED EBITDA

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)			
	Three Months Ended June 30,			
	2014		2013	
Net Income (Loss) to Cliffs' Shareholders	$	10.9	$	146.0
Less:				
Interest Expense, net		(44.8)		(40.7)
Income Tax Benefit		69.1		(9.3)
Depreciation, Depletion and Amortization		(145.3)		(144.3)
EBITDA	$	131.9		340.3
Less Special Items:				
LCM Adjustments	$	(17.6)	$	(11.8)
Wabush-related Costs		(25.0)		(2.2)
Currency Remeasurements		(11.4)		47.0
SG&A Severance & Proxy Contest		(8.7)		-
Adjusted EBITDA	$	194.6	$	307.3

CLIFFS